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Memory Pharmaceuticals Achieves Enrollment Goal for Phase 2 Study of MEM 3454 in Cognitive
Impairment Associated with Schizophrenia
-Triggers $5 Million Payment from Roche-

MONTVALE, N.J., November 19, 2008 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that it has achieved the enrollment goal for its Phase 2 trial of R3487/MEM 3454, its lead alpha-7 nicotinic receptor agonist, in cognitive impairment associated with schizophrenia (CIAS). The Company has randomized 212 patients in the Phase 2 trial, triggering a $5.0 million payment from its partner Roche. Memory Pharmaceuticals expects to report top-line results from the trial by the end of April 2009.

“This is the one of the first major studies evaluating a nicotinic alpha-7 receptor agonist in schizophrenia and we are pleased to have reached this important milestone for this program,” stated Vaughn M. Kailian, President and Chief Executive Officer of Memory Pharmaceuticals. “We are focused on completing this trial and look forward to releasing the study results regarding the potential of R3487/MEM 3454 to address the cognitive deficits associated with the disorder.”

The trial is designed to include approximately 212 patients with stable schizophrenia who are receiving atypical antipsychotic therapy. Subjects in the study are randomized to receive 5 mg, 15 mg or 50 mg of R3487/MEM 3454 or placebo once daily for a period of eight weeks. The primary objective of the trial is to assess the effectiveness of R3487/MEM 3454 in CIAS using the MATRICS Consensus Cognitive Battery (MCCB). Secondary objectives include assessing the effectiveness of the drug to improve other symptoms of schizophrenia and functional capacity.

R3487/MEM 3454 is being developed in partnership with Roche. Under the terms of the agreement, a payment from Roche to the Company of $8.5 million will become due 30 days after the availability of top-line data from the trial.

About R3487/MEM 3454

R3487/MEM 3454 is a partial agonist of the nicotinic alpha-7 receptor, a highly specialized receptor found in the central nervous system. In a Phase 2a study in Alzheimer’s disease patients, R3487/MEM 3454 demonstrated a statistically significant effect on multiple measures of cognition. In May 2008, Roche exercised its option to license R3487/MEM 3454 for future development and commercialization.

About the Company

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders, many of which exhibit significant impairment of memory and other cognitive functions, including Alzheimer’s disease and, schizophrenia. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to Memory Pharmaceuticals; and Memory Pharmaceuticals’ ability to maintain listing on the Nasdaq Capital Market. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.